UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: July 14, 2005 (Date of earliest event reported)

CENTRA SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27861	04-3268918
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

430 Bedford Street

Lexington, MA 02420

(Address of principal executive offices)

Telephone: (781) 861-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On July 14, 2005, the Board of Directors of Centra Software, Inc. (the “Company”) elected Evan C. Marwell to fill the vacancy created by the departure of Mr. Paul Gudonis, the former Chief Executive Officer, President and a director of the Company. The election of Mr. Marwell was made pursuant to an agreement dated June 2, 2005 between the Company and Criterion Capital Management, LLC and other parties named in the agreement under which the Board of Directors agreed to appoint Mr. Marwell as a Class II director immediately following the 2005 annual meeting of stockholders to fill the vacancy created by Mr. Gudonis’ resignation. Information regarding the events leading up to this agreement and the communications between the parties to the agreement are set forth in the Company’s proxy statement filed with the SEC on June 22, 2005. A copy of the agreement with Criterion was filed as Exhibit 10.1 to the Company’s current report on Form 8-K filed with the SEC on June 8, 2005.

Mr. Marwell will serve as a Class II director until his term expires at the 2007 annual meeting of stockholders. At this time, Mr. Marwell has not been appointed to any committee of the Board of Directors.

Since 2003, Mr. Marwell has served as a Partner and Managing Director of Criterion Capital Management, LLC. Criterion Capital Management, LLC filed a statement on Schedule 13D with the SEC, most recently amended on June 3, 2005, disclosing an aggregate beneficial ownership of 1,736,900 shares of the common stock of the Company, or 6.3%. From 1999 to 2002, Mr. Marwell served as the President and Chief Executive Officer of Quixi, Inc., a CRM software and services company, and from 1992 to 2001, he served as the President of INFONXX, a global provider of directory assistance services to wireless carriers and Fortune 500 corporations, which he founded. From 1987 to 1990, he was a Management Consultant at Corporate Decisions Inc. (now Mercer Consulting).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 20, 2005

CENTRA SOFTWARE, INC.

By:	/s/ Leon Navickas
Name:	Leon Navickas
Chief Executive Officer